UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 21, 2003


                         Commission File Number 0-15949


                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


          CALIFORNIA                                              94-2862863
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               identification No.)


      100 ROWLAND WAY, NOVATO, CA                                   94945
(Address of principal executive offices)                          (Zip code)


                                 (415) 878-4000
                                 --------------
               (Registrant's telephone number including area code)


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

International Microcomputer Software, Inc ("IMSI") a leading developer of precision design, graphics, and business productivity software announced on January 21, 2004 that it had entered into a definitive agreement with Aladdin Systems Holding, Inc. to acquire its wholly owned subsidiary, Aladdin Systems, Inc. ("Aladdin"), a developer and publisher of utility software solutions in the areas of information access, removal, recovery, security and distribution of information and data for the Windows(R), Linux(R) and Macintosh(R) platforms. The proposed consideration is a combination of cash, stock and a convertible note with a value of approximately $8 million dollars and an earn-out that could result in an additional $2 million in payments during the next three years

The total consideration was based upon an in depth analysis of Aladdin's current and projected business activity. Comparable companies and transactions were also considered in the determination of the total acquisition price.

IMSI will rely on its available cash balance upon closing to honor the payment related to the cash component of this transaction.

The transaction is expected to close in March 2004 and is subject to customary closing conditions.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


Exhibit                 Description
-------                 -----------

99.1 Press Release announcing the proposed acquisition of Aladdin Systems, Inc. dated January 21, 2004

In accordance with the procedural guidance in SEC Release Nos. 33-8216 and 34-47583, the information in this Form 8-K and the Exhibit attached hereto is being furnished under "Item 7. Regulation FD Disclosure" rather than under "Item
12. Disclosure of Results of Operations and Financial Condition." The information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.


Dated: January 22, 2004            By: /s/ MARTIN WADE, III
                                       ---------------------------------------
                                       Name:  Martin Wade, III
                                       Title: Chief Executive Officer